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BAUM & COMPANY, P.A.
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                                                    Certified Public Accountants




July 21, 2001

Mr. Richard Astrom, President
National Residential Properties, Inc.
2921 NW 6th Avenue
Miami, Florida 33127


Re: Termination of engagement

Dear Mr. Astrom:

This letter will serve as acknowledgement of your decision to retain a new accounting firm to perform your required accounting and auditing services. I will make myself available to provide copies of documents needed and to answer questions to make a smooth transition.

There are no disputes or disagreements over accounting principles or auditing standards with our firm.

Upon review of my billing records, I will submit an invoice for the services rendered in connection with the reviewed financial statements for your December 31, 2000 and March 31, 2001 Form 10Qs' which have not been billed. Additionally, there will be a reasonable charge for copies and other time incurred in the transition.

Wish you the best luck in the future.

Sincerely,


/s/ JOEL S. BAUM
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    Joel S. Baum, CPA


cc: Chief Accountant of the SEC



        1515 University Drive o Suite 209 o Coral Springs, Florida 33071
 Tel: 954-752-1712 o 1-888-CPA-3770 o Fax: 954-752-7041 o E-mail: jbaumcpa.com